Exhibit 10.31

Following is a summary of the compensation arrangement between Northeast Utilities and the members of its Board of Trustees.

Each Trustee who is not an employee of Northeast Utilities or its subsidiaries receives an annual retainer.  The Lead Trustee and the Chairs of the Audit, Compensation, Corporate Affairs, Corporate Governance and Finance Committees receive additional annual retainers.  All retainers are payable quarterly.  The following table sets forth the amounts of the retainers for 2006:

2006
Trustees	$45,000
Lead Trustee	$50,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Corporate Responsibility Committee Chair	$ 7,500
Corporate Governance Committee Chair	$ 7,500
Finance Committee Chair	$10,000

One-half of the value of the retainers to the Chairs of the Audit and Compensation Committees is payable in the form of common shares of NU.

For 2006, non-employee Trustees received $1,500 for each meeting of the full Board and $1,250 for each Committee meeting through March 7, 2006, regardless of whether attendance was in person or by conference telephone.  Subsequent to March 7, 2006, Trustees will receive $1,500 for each Board meeting and each Committee meeting attended, regardless of whether attendance is in person or by conference telephone.

A non-employee Trustee who is asked by either the Board of Trustees or the Chairman of the Board to perform extra Board-related services in the interest of the Northeast Utilities System may receive additional compensation of $750 per half-day plus necessary expenses.  In addition, when the spouses of Trustees are invited to attend functions of the Board, the Company pays for the travel-related expenses of the spouses that attend such functions.  The payment of a Trustee's spousal expenses is considered imputed income to the individual Trustee and the Company makes a gross-up payment to each such Trustee to cover the tax liability for the imputed income associated with such spousal expenses.

In January 2006, each non-employee Trustee was granted 3,000 restricted share units (RSU) under the Incentive Plan.  Each RSU has the value of one common share of the company.    If a Trustee leaves the Board prior to January 10, 2007, such Trustee will forfeit a pro rata portion of these units.  Absent such forfeiture, and subject to any deferral election in effect, half of these units will be paid as newly-issued shares in January 2007 and half will be paid as newly-issued shares as of the earlier of January 10, 2011, the departure from the Board of Trustees for any reason, Change of Control, death or disability.